Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated March 23, 2011 on the financial statements (as listed at Exhibit A) of the RiverSource Market Advantage Series, Inc. included in the Annual Reports for the period ended January 31, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 43 to the Registration Statement (Form N-1A, No. 33-30770) of the RiverSource Market Advantage Series, Inc.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 25, 2011

Exhibit A
LIST OF FUNDS
RiverSource S&P 500 Index Fund